UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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J.Jill, Inc.

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N/A

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4 Batterymarch Park

Quincy, Massachusetts 02169

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2018

To the Stockholders of J.Jill, Inc.:

Notice is hereby given that the Annual Meeting of Stockholders of J.Jill, Inc. (the “Company,” “J.Jill” or “we”) will be held on June 7, 2018 at the Langham Hotel, 250 Franklin Street, Boston, MA 02110 at 9:00 AM EDT. The meeting is called for the following purposes:

1.    To elect three directors to our Board of Directors, each to serve as a Class I director for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2021 and until such director’s successor has been duly elected and qualified.

2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending February 2, 2019;

3.    To approve an amendment to the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Plan”) to increase the number of shares authorized for issuance under the 2017 Plan; and

4.    To consider and take action upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

These matters are more fully described in the Proxy Statement accompanying this Notice.

If you were a stockholder of record of J.Jill, Inc. common stock as of the close of business on April 16, 2018, you are entitled to receive this Notice and vote at the Annual Meeting of Stockholders and any adjournments or postponements thereof, provided that our Board of Directors may fix a new record date for an adjourned meeting. Our stock transfer books will not be closed. A list of the stockholders entitled to vote at the meeting may be examined at our principal executive offices in Quincy, Massachusetts during ordinary business hours or on a reasonably accessible electronic network as provided by applicable law in the 10-day period preceding the meeting for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish these proxy materials (including an electronic Proxy Card for the meeting) and our 2017 Annual Report (including our Annual Report on Form 10-K for the year ended February 3, 2018) to stockholders via the Internet. On or about April 27, 2018, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2017 Annual Report to Stockholders and how to vote. We believe that posting these materials on the Internet enables us to provide stockholders with the information they need to vote more quickly, while lowering the cost and reducing the environmental impact of printing and delivering annual meeting materials.

You are cordially invited to attend the meeting. Whether or not you expect to attend, our Board of Directors respectfully requests that you vote your stock in the manner described in the Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting.

By Order of the Board of Directors of J.Jill, Inc.,

Linda Heasley Chief Executive Officer and Director
Quincy, Massachusetts
Dated: April 27, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON JUNE 7, 2018: J.Jill, Inc.’s Proxy Statement and Annual Report on Form 10-K for the fiscal year ended February 3, 2018 are also available at www.astproxyportal.com/ast/JJill.

J.JILL, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 7, 2018

Information Concerning Solicitation and Voting	1

Questions and Answers about the 2018 Annual Meeting	2

Proposal One Election of Directors	6

Directors and Executive Officers	7

Corporate Governance Matters	11

Director Compensation	15

Executive Compensation	17

Proposal Two Ratification of Appointment of Independent Registered Public Accounting Firm	25

Audit Committee Report	27

Proposal Three Approval of Amendment to the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan to increase the number of shares authorized for issuance under the 2017 Plan	28

Security Ownership of Certain Beneficial Owners and Management	36

Section 16(a) Beneficial Ownership Reporting Compliance	38

Certain Relationships and Related-Party Transactions	39

Stockholder Proposals	42

Householding Matters	42

Annual Report on Form 10-K	42

Other Matters	44

J.JILL, INC.

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 7, 2018

Information Concerning Solicitation and Voting

This Proxy Statement is furnished to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting of Stockholders to be held on June 7, 2018 at 9:00 AM EDT at the Langham Hotel, 250 Franklin Street, Boston, MA 02110, or for use at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 16, 2018 are entitled to notice of and to vote at our Annual Meeting of Stockholders (the “Annual Meeting”).

In accordance with the rules of the Securities and Exchange Commission, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2017 Annual Report to Stockholders, including financial statements, and a Proxy Card for the Annual Meeting, by providing access to them on the Internet to save printing costs and benefit the environment. These materials were first available on the Internet on April 27, 2018. We mailed a Notice of Internet Availability of Proxy Materials on or about April 27, 2018 to our stockholders of record and beneficial owners as of April 16, 2018, the record date for the Annual Meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request the materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the Proxy Card or Voter Instruction Card that you will receive in response to your request.

Each holder of our common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the Annual Meeting. Stockholder votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the Annual Meeting.

We bear the expense of soliciting proxies. Our directors, officers, or employees may also solicit proxies personally or by telephone, telegram, facsimile, or other means of communication. We do not intend to pay additional compensation for doing so. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners.

QUESTIONS AND ANSWERS ABOUT THE 2018 ANNUAL MEETING

Q:    Why am I receiving these proxy materials?

A:    We are furnishing you these proxy materials in connection with the solicitation of proxies on behalf of our Board of Directors for use at the Annual Meeting. This Proxy Statement includes information that we are required to provide under SEC rules and is designed to assist you in voting your shares.

Proxies in proper form received by us at or before the time of the Annual Meeting will be voted as specified. Stockholders may specify their choices by marking the appropriate boxes on their Proxy Card. If a Proxy Card is dated, signed and returned without specifying choices, the proxies will be voted in accordance with the recommendations of our Board of Directors set forth in this Proxy Statement, and, in their discretion, upon such other business as may properly come before the Annual Meeting. Business transacted at the Annual Meeting will be confined to the purposes stated in the Notice of Annual Meeting. Shares of our common stock, par value $0.01 per share, cannot be voted at the Annual Meeting unless the holder is present in person or represented by proxy.

Q:    Who may vote at the Annual Meeting?

A:    Our Board of Directors set April 16, 2018 as the record date for the Annual Meeting. If you owned shares of our common stock at the close of business on April 16, 2018, you may attend and vote at the Annual Meeting. On all matters to be voted on, each stockholder is entitled to one vote for each share of common stock held by such stockholder. As of April 16, 2018, there were 43,759,200 shares of our common stock outstanding and entitled to vote at the Annual Meeting.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, a stockholder of record. As a stockholder of record, you have the right to vote in person at the Annual Meeting. You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting.

If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. In that case, the Notice of Internet Availability of Proxy Materials or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials.

Q:    What is the quorum requirement for the Annual Meeting?

A:    A majority of our outstanding shares of capital stock entitled to vote as of the record date must be present at the Annual Meeting in order for us to hold the Annual Meeting and conduct business. This is called a quorum. Your shares will be counted as present at the Annual Meeting if you:

•	Are present and entitled to vote in person at the Annual Meeting; or

•	Properly submitted a Proxy Card or Voter Instruction Card.

If you are present in person or by proxy at the Annual Meeting, but withhold your vote or abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each of the proposals listed in this Proxy Statement identifies the votes needed to approve the proposed action.

Q:    What proposals will be voted on at the Annual Meeting?

A:    The three proposals to be voted on at the Annual Meeting are as follows:

1.    To elect three directors to our Board of Directors, each to serve as a Class I director for a term of three years expiring at the Annual Meeting of Stockholders to be held in 2021 and until such director’s successor has been duly elected and qualified;

2.    To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019; and

3.    To approve an amendment to the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Plan”) to increase the number of shares authorized for issuance under the 2017 Plan.

We will also consider any other business that properly comes before the Annual Meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the proxy named in the Proxy Card or Voter Instruction Card will vote the shares it represents using its best judgment.

Q:    What is the vote required for each proposal and what are my voting choices?

A:    With respect to Proposal 1, the election of directors, you may vote FOR or WITHHOLD. A plurality of the votes cast is required to be elected as a director. A “plurality of the votes cast” means that the three director nominees that receive the most number of votes cast “FOR” will be elected. If you WITHHOLD from voting on Proposal 1, the withhold vote will have no effect on the outcome of the vote (only because the outcome is determined by the number of affirmative votes for each director).

With respect to Proposal 2 and Proposal 3 (or on any other matter to be voted on at the Annual Meeting), you may vote FOR, AGAINST or ABSTAIN, and the vote required is the affirmative vote of a majority of the shares entitled to vote and present or represented by proxy. If you ABSTAIN from voting on Proposal 2 or Proposal 3, the abstention will have the same effect as an AGAINST vote.

Q:    How does our Board of Directors recommend that I vote?

A:    Our Board of Directors recommends that you vote:

1.    FOR the election of the three director nominees named in this proxy statement;

2.    FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2019; and

3.    FOR the approval of the amendment to the 2017 Plan to increase the number of shares authorized for issuance under the 2017 Plan.

Q:    What is the effect of a broker non-vote?

A:    Brokers or other nominees who hold shares for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive instructions from the beneficial owner regarding how to vote on a particular proposal and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to certain proposals. Accordingly, a broker non-vote will not impact our ability to obtain a quorum or the outcome of voting on Proposal 1. Because brokers may exercise discretion to vote on Proposal 2, we do not anticipate any broker non-votes with regard to this proposal. If you hold shares in street name and do not vote on Proposal 1 or Proposal 3, your shares will not be voted in respect of Proposal 1 or Proposal 3 and will be counted as broker non-votes.

Q:    Can I access these proxy materials on the Internet?

A:    Yes. The Notice of Annual Meeting, Proxy Statement, and 2017 Annual Report to Stockholders (including the Annual Report on Form 10-K for the year ended February 3, 2018) are available for viewing, printing, and downloading at www.astproxyportal.com/ast/JJill. They are also available under the Investor Relations—Financial Information—SEC Filings section of our website at www.jjill.com and through the SEC’s EDGAR system at http://www.sec.gov . All materials will remain posted on www.astproxyportal.com/ast/JJill at least until the conclusion of the Annual Meeting.

Q:    How may I vote my shares in person at the Annual Meeting?

A:    If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the Annual Meeting. You will need to present a form of personal photo identification in order to be admitted to the Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the Annual Meeting. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the Annual Meeting. Please contact your broker, nominee or trustee if you wish to obtain such a “legal proxy”.

Q:    How can I vote my shares without attending the Annual Meeting?

A:    If your shares are held by a broker, bank or other nominee, they should send you instructions that you must follow in order to have your shares voted. If you hold shares in your own name, you may vote by proxy in any one of the following ways:

•	Via the Internet by following the instructions provided in the Notice of Internet Availability; or

•	By requesting that printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability and completing, dating, signing and returning the Proxy Card that you receive in response to your request.

Even if you plan to attend the Annual Meeting, we encourage you to vote in advance by Internet or mail so that your vote will be counted if you later decide not to attend the Annual Meeting.

The Internet voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet must be completed by 11:59 PM EDT on June 6, 2018. Of course, as described in the immediately preceding question and answer, you can always come to the Annual Meeting and vote your shares in person. If you submit or return a Proxy Card without giving specific voting instructions, your shares will be voted as recommended by our Board of Directors, as permitted by law.

Q:    How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the Annual Meeting by:

•	Filing a written notice of revocation bearing a later date than the proxy with our Secretary and General Counsel at 4 Batterymarch Park, Quincy, Massachusetts 02169 at or before the taking of the vote at the Annual Meeting;

•	Duly executing a later-dated proxy relating to the same shares and delivering it to our Secretary and General Counsel at 4 Batterymarch Park, Quincy, Massachusetts 02169 at or before the taking of the vote at the Annual Meeting;

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy); or

•	If you voted via the Internet, voting again by the same means prior to 11:59 PM EDT on June 6, 2018 (your latest Internet vote, as applicable, will be counted and all earlier votes will be disregarded).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker, or other holder of record. You may also vote in person at the Annual Meeting if you obtain a legal proxy from them.

Q:    Is TowerBrook entitled to designate any director nominees for election to our Board of Directors?

A:    Under the Stockholders Agreement, dated as of March 14, 2017 (the “Stockholders Agreement”), TI IV JJill Holdings, LP (“TI IV”), an affiliate of TowerBrook Capital Partners L.P. (“TowerBrook”), based on its beneficial ownership of 58.9% of our outstanding common stock, has the right to designate as nominees (the “TowerBrook Nominees”) a majority of director nominees for election to our Board of Directors.

Q:    Where can I find the voting results of the Annual Meeting?

A:    We will announce the preliminary voting results at the Annual Meeting. We will publish the results in a Form 8-K filed with the SEC within four business days of the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

Q:    For how long can I access the proxy materials on the Internet?

A:    The Notice of Annual Meeting, Proxy Statement, 2017 Annual Report to Stockholders, and Annual Report on Form 10-K for the fiscal year ended February 3, 2018 will remain posted on this website until the conclusion of the Annual Meeting, and also are and will remain available, free of charge, in PDF and HTML format under the Investor Relations—Financial Information—SEC Filings section of our website at www.jjill.com.

Q:    What are the implications of being an “emerging growth company”?

A:    We are an “emerging growth company” under applicable federal securities laws and therefore permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, or the “JOBS Act,” including certain executive compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted. We will remain an emerging growth company until the earliest to occur of: (a) January 29, 2023; (b) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (c) the end of the fiscal year in which the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the end of the second quarter of that fiscal year; or (d) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities.

PROPOSAL ONE

ELECTION OF DIRECTORS

At the Annual Meeting, stockholders will vote to elect the three nominees named in this proxy statement as Class I directors. Each of the Class I directors elected at the Annual Meeting will hold office until the 2021 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified. Our Board of Directors has nominated Travis Nelson, James Scully and Marka Hansen to serve as Class I directors for terms expiring at the 2021 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified. The persons named as proxies will vote to elect Messrs. Nelson and Scully and Ms. Hansen unless a stockholder indicates that his or her shares should be withheld with respect to one, two or all three nominees.

In the event that any nominee for Class I director becomes unavailable or declines to serve as a director at the time of the Annual Meeting, the persons named as proxies will vote the proxies in their discretion for any nominee who is designated by the current Board of Directors to fill the vacancy. All the nominees are currently serving as directors and we do not expect that the nominees will be unavailable or will decline to serve.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, your broker may not vote your shares on the election of directors. Therefore, it is important that you vote.

In connection with our initial public offering in March 2017 (our “IPO”), we entered into the Stockholders Agreement with TI IV, an affiliate of TowerBrook, which provides that TI IV, for so long as TI IV beneficially owns at least 50% of our common stock, is entitled to designate for nomination a majority of our Board of Directors. When TI IV beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, TI IV is entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person. When TI IV owns less than 10% of our common stock but owns at least 5% of our common stock, TI IV is entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person, and (ii) one director.

Our Board of Directors recommends that you vote FOR each of the nominees for our Board of Directors in this Proposal 1.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information about our directors and executive officers as of the date of this proxy statement. There is no family relationship between any director, executive officer or person nominated to become a director or executive officer. The business address for each nominee for matters regarding the Company is 4 Batterymarch Park, Quincy, Massachusetts 02169.

Name	Age	Position(s) with J.Jill, Inc.	Director Since
Linda Heasley	62	Chief Executive Officer and Director	March 2017
David Biese	53	Executive Vice President, Chief Financial and Operating Officer	N/A
Joann Fielder	64	Executive Vice President and Chief Marketing and Creative Officer	N/A
Michael Rahamim	65	Chairman of the Board of Directors	February 2017
Andrew Rolfe	51	Director	February 2017
Travis Nelson	47	Director	February 2017
Marka Hansen	64	Director	February 2017
Michael Recht	38	Director	February 2017
Michael Eck	55	Director	February 2017
James Scully	53	Director	August 2017

Set forth below is a brief biography of each of our directors and executive officers.

Directors

Class I Directors

The term of the following three Class I directors will expire at the 2018 Annual Meeting. Messrs. Nelson and Scully and Ms. Hansen are the only nominees for election at the 2018 Annual Meeting, for a term that will expire at the 2021 Annual Meeting of Stockholders and until each of their successors has been duly elected and qualified.

Travis Nelson has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on our Board of Directors of our former parent company since May 2015. Mr. Nelson served as a Managing Director at TowerBrook, our principal stockholder, from July 2005 until January 2018 and currently serves as a member of TowerBrook’s Management Advisory Board. Prior to joining TowerBrook, Mr. Nelson co-founded Pacific Partners LLC (“Pacific Partners”), a private equity firm specializing in software and technology services investments and served as a Managing Director from 2000 to 2005. Prior to Pacific Partners, Mr. Nelson served as an investment professional at Oak Hill Capital Management and Freeman Spogli & Co., working on private investments in a wide range of companies, and served as a consultant to the CEO of NetJets. Mr. Nelson began his career as an investment banker at Goldman Sachs. Mr. Nelson earned his B.A. from DePauw University and received his M.B.A. from the Stanford Graduate School of Business. He was selected to serve on our Board of Directors because of his broad business and investment experience, including extensive experience in corporate finance and mergers and acquisitions.

Marka Hansen has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on our Board of Directors of our former parent company since May 2015. Ms. Hansen previously served as a Retail Consultant at Stitch Fix, Inc. from February 2013 to August 2013. Prior to that, she was the President of Gap North America from February 2007 until February 2011. Ms. Hansen served as the President of Banana Republic, LLC, a division of The Gap, from June 2003 until February 2007, and has served in various leadership positions at The Gap since joining the company in 1987. Ms. Hansen currently serves as a director of Sur la

Table, Stitch Fix, Inc. and The Orvis Company, Inc. She received her B.A. in Liberal Studies from Loyola Marymount University. Ms. Hansen was selected to serve on our Board of Directors because of her extensive experience in leadership positions in the retail industry.

James Scully has served as a director of J.Jill since August 2017. Mr. Scully is a private investor and business consultant. Previously, he served as Avon Products, Inc.’s Executive Vice President and Chief Operating Officer from January 2016 to September 2017. He also served as Executive Vice President and Chief Financial Officer at Avon from March 2015 to December 2016. Prior to his role at Avon, Mr. Scully served as the Chief Operating Officer of the J. Crew Group, Inc., a specialty apparel and accessories retailer. Mr. Scully served as J. Crew’s Executive Vice President and Chief Financial Officer from September 2005 to May 2012 and Chief Administrative Officer from April 2008 to April 2013. His responsibilities at J. Crew included all aspects of Finance (Accounting, Financial Planning and Analysis, Treasury and Investor Relations) as well as Operations (Information Technology, Global Supply Chain, Production/Sourcing, Legal, Real Estate, Planning and Construction, Loss Prevention and Facilities). Prior to joining J. Crew in 2005, Mr. Scully served in key roles at Saks Incorporated from 1997 to 2005, most recently serving as Executive Vice President-Human Resources and Strategic Planning. During his tenure at Saks Incorporated, Mr. Scully also held the positions of Senior Vice President-Strategic and Financial Planning, and Senior Vice President-Treasurer. Mr. Scully began his career at Connecticut National Bank and later became Senior Vice President-Corporate Finance at NationsBank (now Bank of America). Mr. Scully was selected to serve on our Board of Directors because of his extensive experience in leadership positions in the retail industry.

Class II Directors

The term of the following three Class II directors will expire at the 2019 Annual Meeting of Stockholders.

Michael Recht has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on our Board of Directors of our former parent company since May 2015. Mr. Recht is a Managing Director at TowerBrook, our principal stockholder, where he has worked since August 2013. From August 2010 to August 2013, Mr. Recht was a Senior Associate with the Retail & Consumer team at Apax Partners LLP (“Apax”). Prior to joining Apax, Mr. Recht was an Associate at Thoma Cressey Bravo where he focused on investments in the consumer products and services sector. Prior to that, Mr. Recht was a member of the Technology & Defense teams at CIBC World Markets. He currently serves as a director of Wilton Industries, Inc. He received his M.B.A. from the Kellogg School of Management at Northwestern University and his B.A. from Williams College. Mr. Recht was selected to serve on our Board of Directors because of his broad finance experience, particularly in the retail and consumer products industry.

Michael Eck has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on our Board of Directors of our former parent company since November 2016. Mr. Eck was the Global Head of the Consumer and Retail Investment Banking Group at Morgan Stanley from 2008 until his retirement in 2014. Prior to that, Mr. Eck worked at Citigroup from 1993 to 2008, where he was the Global Head of the Consumer and Retail Banking Group, and at Credit Suisse First Boston from 1987 to 1993. In January 2016, Mr. Eck joined M. Klein and Company, a global strategic advisory firm, as a Senior Advisor. Since December 1, 2017 Mr. Eck has served as the Interim Chief Executive Officer of The Johnson Controls Hall of Fame Village on behalf of M. Klein and Company. He is currently an independent Board member of Blue Buffalo Pet Products, Inc., a publicly-held leading natural pet food company, where he serves as Chairman of the Audit Committee. Mr. Eck is also the co-founder and chief executive officer of Steer for Student Athletes. In addition, he previously served as a Board member of USA Ultimate and as a member of the Senior Advisory Board of Shopkick. Mr. Eck received his Masters in Management from Northwestern University and his B.S. in Business from the McIntire School of Commerce at the University of Virginia. He was selected to serve on our Board of Directors because of his extensive knowledge of corporate strategy, corporate financing and accounting, capital investment and operations and the consumer sector.

Linda Heasley was appointed as Chief Executive Officer of J.Jill in April 2018 and has served as a director of J.Jill since March 2017. Ms. Heasley previously served as the Chief Executive Officer of The Honey Baked Ham Company, LLC from February 2017 to March 2018. From February 2013 to September 2016, she was the President and Chief Executive Officer of Lane Bryant, Inc., a division of Ascena Retail Group, Inc., and from October 2016 to February 2017, she was the President and Chief Executive Officer of Plus Fashion Segment, also a division of Ascena Retail Group, Inc. Prior to that, Ms. Heasley served as the Chairman, President and Chief Executive Officer of Limited Stores LLC from August 2007 until February 2013. She has held senior leadership roles at CVS Health Corporation, Timberland LLC and Limited Brands, Inc. Ms. Heasley received her M.B.A. from the University of California, Los Angeles (UCLA) and her A.B. from Harvard University. She was selected to serve on our Board of Directors because of her expertise in women’s apparel businesses and her extensive experience in leadership positions in the retail industry.

Class III Directors

The term of the following three Class III directors will expire at the 2020 Annual Meeting of Stockholders.

Michael Rahamim has served as Chairman of the Board of Directors of J.Jill since our conversion to a corporation in February 2017 and served as Chairman of the Board of Directors of our former parent company since May 2015. From January 2011 through January 2014, Mr. Rahamim served as the Executive Chairman of Phase Eight (Fashion & Designs) Limited (“Phase Eight”), a portfolio company of TowerBrook, our principal stockholder, and remained Chairman of the Board until January 2015, when Phase Eight was sold. Mr. Rahamim has over 20 years of experience in the fashion retail industry. In 1992, Mr. Rahamim developed the UK franchise of Kookai S.A., a French high fashion business, and introduced the Sandro and Maje French high fashion brands to the UK. Mr. Rahamim has previously worked in soft commodities and financial futures and was one of the founding seat holders on the London International Financial Futures Exchange. He qualified as a Chartered Accountant in 1977. Mr. Rahimim currently serves as a director of Kaporal Jeans and has served as a director of Whistles Limited from March 2009 until April 2016. He is also a member of the Senior Advisory Board of TowerBrook. Mr. Rahamim was selected to serve on our Board of Directors because of his extensive understanding of the International fashion retail industry through his experience in leadership positions and his investments with other retailers.

Andrew Rolfe has served as a director of J.Jill since our conversion to a corporation in February 2017 and served on the Board of Directors of our former parent company since May 2015. Mr. Rolfe has served as a Managing Director and the Head of Private Equity, USA of TowerBrook, our principal stockholder, since January 2011. Mr. Rolfe is also the Chairman of the Portfolio Committee and a member of the Management Committee at TowerBrook. Prior to joining TowerBrook, Mr. Rolfe served as President of The Gap Inc.’s International Division from November 2003 until February 2006, where he also served as a member of the Executive Leadership Team. Mr. Rolfe has also held roles as the Chairman and Chief Executive Officer of Pret A Manger (Europe) Ltd and the Chief Executive Officer of Booker Foodservice. He currently serves as a director of True Religion Apparel, Inc., Wilton Industries, Inc., Kaporal Jeans and Beverages & More, Inc. Mr. Rolfe received his M.B.A. from Harvard Business School and his B.A. from Oxford University. He was selected to serve on our Board of Directors because of his extensive experience in leadership positions in the retail industry.

Required Vote

The three Class I director nominees receiving the highest number of affirmative votes of our common stock present or represented, shall be elected as directors. In accordance with Delaware law, votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election of directors. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, they will not be counted for purposes of determining the number of shares represented and voted with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the election of directors.

Executive Officers

Linda Heasley was appointed Chief Executive Officer of J.Jill in April 2018. See Ms. Heasley’s biography above under the heading “Class II Directors”.

David Biese has served as J.Jill’s Executive Vice President, Chief Financial and Operating Officer since February 2018. Mr. Biese joined J.Jill as Senior Vice President and Chief Financial Officer in August 2009. In his current role, he is responsible for leading the Financial, Strategic Planning and Business Development, Real Estate and Distribution functions. Before joining J.Jill, Mr. Biese was Senior Vice President of Merchandise Operations for Trans World Entertainment Corporation (“FYE”), a publicly held national specialty retailer. He previously served as Vice President of Finance and Treasurer at FYE. Earlier in his career, Mr. Biese was Vice President and Controller at Carson Pirie Scott & Co., a department store division of publicly held Saks Incorporated. Mr. Biese is a Certified Public Accountant and started his career as a public accountant at KPMG. He is a graduate of the University of Wisconsin at Oshkosh.

Joann Fielder has served as J.Jill’s Executive Vice President and Chief Merchandising and Creative Officer since July 2015. Ms. Fielder joined J.Jill in September 2011 as Senior Vice President of Design, Product Development and Sourcing. She was promoted to Senior Vice President, Chief Creative Officer in August 2013. Ms. Fielder has extensive experience in design and product development. Prior to joining J.Jill, Ms. Fielder served as Senior Vice President and Chief Design Officer at Avenue. Prior to her role at Avenue, she served as Executive Vice President of Design Development at Ann Taylor. Earlier in her career, Ms. Fielder also held roles as Vice President of Merchandising for Brooks Brothers and Vice President of Product Development for Talbots. Ms. Fielder is a graduate of The Tobe Coburn School.

CORPORATE GOVERNANCE MATTERS

Information about our Board

In accordance with our certificate of incorporation and our by-laws, a majority of our Board of Directors may fix the number of directors, which is currently set at eight. Each director is to hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. At any meeting of our Board of Directors, the presence in person of a majority of the total number of directors then in office will constitute a quorum for all purposes. Pursuant to the Stockholders Agreement, TI IV currently has the ability to designate as nominees five directors.

Director Independence

We are a “controlled company” for the purposes of the NYSE’s rules and corporate governance standards because more than 50% of the voting power of our common stock is owned by TI IV. As a “controlled company,” we may elect not to comply with certain NYSE corporate governance requirements, including those that would otherwise require our Board of Directors to have a majority of independent directors and require that we either establish a Compensation and Nominating and Corporate Governance Committees, each comprised entirely of independent directors, or otherwise ensure that the compensation of our executive officers and nominees for directors are determined or recommended to our Board of Directors by the independent members of our Board of Directors.

Our Board of Directors has determined that Michael Rahamim, Marka Hansen, Michael Eck, Travis Nelson and James Scully are “independent directors,” as defined by the applicable NYSE rules.

Family Relationships

There is no family relationship between any director, executive officer or person nominated to become our director or executive officer.

Selection of Nominees for our Board of Directors

The Nominating, Governance and Corporate Social Responsibility Committee of our Board of Directors has the responsibility of identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors. The committee also recommends to our Board of Directors for approval director nominees, consistent with our director qualification criteria and any obligations under our contractual arrangements, including the Stockholders Agreement.

With respect to director nominee procedures, the Nominating, Governance and Corporate Social Responsibility Committee utilizes a broad approach for identification of director nominees and may seek recommendations from our directors, officers or stockholders, or it may choose to engage a search firm. In evaluating and determining whether to ultimately recommend a person as a candidate for election as a director, the Nominating, Governance and Corporate Social Responsibility Committee considers the qualifications set forth in our corporate governance guidelines, including the highest personal and professional ethics, integrity and values, demonstrated business acumen, experience and ability to use sound judgment to contribute to effective oversight of our business or financial affairs, strategic planning, diversity and independence from management. It also takes into account specific characteristics and expertise that it believes will enhance the diversity of knowledge, expertise, background and personal characteristics of our Board of Directors. The Nominating, Governance and Corporate Social Responsibility Committee may engage a third party to conduct or assist with the evaluation. Ultimately, the Nominating, Governance and Corporate Social Responsibility Committee seeks to recommend to our Board of Directors those nominees whose specific qualities, experience and expertise will augment our current Board of Directors’ composition and whose past experience evidences that they will: (1) dedicate sufficient time, energy and attention to ensure the diligent performance of Board of Directors duties; (2) comply with the duties and responsibilities set forth in our corporate governance guidelines and in our by-laws; (3) comply with all duties of care, loyalty and confidentiality applicable to them as directors of publicly traded corporations organized in our jurisdiction of incorporation; and (4) adhere to our Code of Conduct and Ethics, including, but not limited to, the policies on conflicts of interest expressed therein.

The Nominating, Governance and Corporate Social Responsibility Committee considers stockholder recommendations of qualified nominees when such recommendations are submitted in accordance with the procedures described in our by-laws. Each notice of nomination submitted in this manner must contain the information specified in our by-laws, including, but not limited to, information with respect to the beneficial ownership of our common stock or derivative securities that have a value associated with our common stock held by the proposing stockholder and its associates and any voting or similar agreement the proposing stockholder has entered into with respect to our common stock. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. If the annual meeting of stockholders is advanced by more than 30 days, or delayed by more than 60 days, from the anniversary of the preceding year’s annual meeting of stockholders, or if no annual meeting of stockholders was held in the preceding year, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the annual meeting of stockholders and no later than the later of (1) the 90th day prior to the annual meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the annual meeting of stockholders, either by mail or other public disclosure. See our by-laws for additional information regarding stockholder nominees.

Information Regarding Meetings of our Board and Committees

During 2017, our Board of Directors held 11 meetings, and its three permanent committees, the Audit Committee, Compensation Committee, and Nominating, Governance and Corporate Social Responsibility Committee, collectively held 20 meetings.

All of our directors attended at least 75% of the aggregate of all meetings of our Board of Directors and the committees on which he or she served during 2017. Under our corporate governance guidelines, a copy of which is available in the Investors—Corporate Governance—Governance Documents section of our website at www.jjill.com, members of our Board of Directors are expected to attend the Annual Meeting.

Board Committees

Committees of our Board of Directors

In March 2017, our Board of Directors adopted written charters for each of its permanent committees, all of which are available in the Investors—Corporate Governance—Governance Documents section of our website at www.jjill.com. Pursuant to the Stockholders Agreement, TI IV has the right to designate the members of the committees of our Board of Directors in proportion to the number of director nominees TI IV is entitled to designate to our Board of Directors. The following table provides membership information of our directors in each committee of our Board as of April 27, 2018.

	Audit Committee	Compensation Committee	Nominating, Governance and Corporate Social Responsibility Committee
Michael Eck		—	—
Travis Nelson		—
Michael Rahamim	—
Linda Heasley	—	—
Andrew Rolfe	—
Marka Hansen	—		—
Michael Recht	—		—
James Scully		—	—

= Member

Audit Committee

Our Audit Committee consists of Messrs. Michael Eck, James Scully and Travis Nelson. Our Board of Directors has determined that Mr. Eck qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has determined that Messrs. Eck, Scully and Nelson are independent within the meaning of the NYSE listing rules and meet the additional test for independence for Audit Committee members imposed by SEC regulation and the NYSE listing rules. As of the date of this Proxy Statement, our Audit Committee is fully independent and is in compliance with the applicable SEC and NYSE rules and regulations.

Our Audit Committee met 11 times during our 2017 fiscal year. Our Audit Committee assists our Board of Directors in monitoring the audit of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our internal audit function and systems of internal controls, our independent auditors and our compliance with legal and regulatory requirements. The Audit Committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the Audit Committee. The Audit Committee also reviews and approves related party transactions as required by the applicable NYSE rules.

Compensation Committee

Our Compensation Committee consists of Messrs. Michael Rahamim, Andrew Rolfe, Michael Recht and Ms. Marka Hansen. Because we are a controlled company under the NYSE listing rules, our Compensation Committee is not required to be fully independent. Our Compensation Committee met five times during our 2017 fiscal year. Our Compensation Committee is responsible for reviewing and recommending policies relating to the compensation and benefits of our directors and employees, including our Chief Executive Officer and other executive officers.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to assist in the evaluation of employee compensation and to approve the consultant’s fees and the other terms and conditions of the consultant’s retention. The Compensation Committee may form and delegate authority to subcommittees where appropriate, provided that the subcommittees are composed entirely of directors who satisfy the applicable independence requirement of our Corporate Governance Guidelines and the NYSE listing rules, subject to any applicable controlled company or other exemption.

The Compensation Committee has engaged the services of Pearl Meyer & Partners LLC (“Pearl Meyer”) as its outside independent compensation consultant. Pearl Meyer provides general executive compensation consulting services to the Compensation Committee and advises it on a range of executive and director compensation matters including plan design, competitive market assessments, trends, best practices and technical and regulatory developments. Pearl Meyer provides services to the Compensation Committee related only to executive and director compensation, and provides no other services to the Compensation Committee or the Company.

In accordance with the Compensation Committee’s charter, our Chief Executive Officer may not be present during voting or deliberations of the Committee regarding his or her compensation and the Committee reserves the right to request any executive officer present during voting or deliberations of the Committee regarding such executive officer’s compensation to recuse himself or herself.

Nominating, Governance and Corporate Social Responsibility Committee

Our Nominating, Governance and Corporate Social Responsibility Committee consists of Messrs. Andrew Rolfe, Travis Nelson and Michael Rahamim and Ms. Linda Heasley. Because we are a controlled company under the NYSE listing rules, our Nominating, Governance and Corporate Social Responsibility Committee is not required to be fully independent. Our Nominating, Governance and Corporate Social Responsibility Committee

met four times during our 2017 fiscal year. Our Nominating, Governance and Corporate Social Responsibility Committee is responsible for selecting or recommending that our Board of Directors select candidates for election to our Board of Directors, developing and recommending to our Board of Directors corporate governance guidelines that are applicable to us and overseeing Board of Director and management evaluations. Our Nominating, Governance and Corporate Social Responsibility Committee is also responsible for reviewing and providing guidance to us on corporate responsibility and sustainability issues.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board of Directors has an oversight role, as a whole and also at the committee level, in overseeing management of our risks. Our Board of Directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Compensation Committee is responsible for overseeing the management of risks relating to its employee compensation plans and arrangements, and the Audit Committee oversees the management of financial risks. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee in fiscal 2017 was, at any time during fiscal 2017 or at any other time, an officer or employee of the Company. None of our executive officers serves, or in the past has served, as a member of the Board of Directors or compensation committee of any entity, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our compensation committee. None of the members of our compensation committee in fiscal 2017 was, at any time during fiscal 2017 or at any other time, an officer or employee of our company.

Code of Conduct and Ethics

Our Board of Directors has adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees and is intended to comply with the relevant listing requirements for a code of conduct as well as qualify as a “code of ethics” as defined by the rules of the SEC. The Code of Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics. We intend to disclose any future amendments to certain provisions of our Code of Conduct and Ethics, or waivers of such provisions applicable to any principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, and our directors, on our website at www.jjill.com . The Code of Conduct and Ethics is available on our website under Governance Documents in the Investor Relations—Corporate Governance section of our website at www.jjill.com.

Communications with our Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Secretary and General Counsel at our principal executive offices at 4 Batterymarch Park, Quincy, Massachusetts 02169. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Secretary and General Counsel screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

DIRECTOR COMPENSATION

Non-employee Board members, other than Board members who are employees or partners of TowerBrook, are compensated for a full year of service as follows; directors who serve less than a full year are entitled to a pro-rated portion of the applicable compensation.

Board Position	Annual Cash Retainer	Annual Equity Award Value
Chairman of the Board	$80,000	$100,000
Board Member (other than the Chairman of the Board)	$50,000	$100,000
Audit Committee Chair	$20,000	n/a
Other Committee Chair	$10,000	n/a
Audit Committee member	$7,500	n/a
Other Committee Member	$5,000	n/a

Board members also receive reimbursement of expenses for travel to Board and Committee meetings.

Director Compensation Table

The following table sets forth the total compensation paid to each of our non-employee directors (other than those affiliated with TowerBrook) for the fiscal year ended February 3, 2018.

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Total ($)
Michael Rahamim	86,917	0	86,917
Marka Hansen	53,764	0	53,764
Michael Eck	69,382	110,756	180,138
Linda Heasley	59,341	82,689	142,030
James S. Scully	28,750	41,672	70,422

(1)	Andrew Rolfe, Travis Nelson and Michael Recht, each of who was an employee or partner of TowerBrook as of February 3, 2018, did not receive any compensation in respect of their services to our Board of Directors.
(2)	Amounts set forth in the Fees Earned or Paid in Cash column represent the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees and committee and/or chairmanship fees, pro-rated as applicable for first year service.
(3)	Amounts set forth in the Stock Awards column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. In 2017 Mr. Eck received a grant of 4,846 Restricted Stock Units (“RSUs”) on April 6, 2017 and a grant of 3,192 RSUs on June 14, 2017; Ms. Heasley received a grant of 6,410 RSUs on March 14, 2017; and Mr. Scully received a grant of 3,724 RSUs on August 14, 2017. Michael Rahamim and Marka Hansen were not issued any equity awards in respect of the fiscal year 2017 since, on May 8, 2015, in connection with the acquisition of our business by investment funds affiliated TowerBrook, they were issued Class A Common Interests of JJill Topco Holdings, LP (“Topco,” and such interests, “Common Interests”). In connection with the IPO, Topco was liquidated and a distribution was made to each of Mr. Rahamim and Ms. Hansen in respect of his or her Common Interests consisting of (i) fully vested shares and (ii) restricted shares subject to vesting conditions consistent with the schedule previously applicable to the Common Interests.

The following table provides information about the outstanding equity awards held by our Board members as of February 3, 2018.

Name(1)	Number of Restricted Stock Units or Restricted Shares that have not Vested
Michael Rahamim(2)	157,423	(3)
Marka Hansen(2)	52,474	(4)
Michael Eck	3,192	(5)
Linda Heasley	6,410	(6)
James S. Scully	3,724	(7)

(1)	Andrew Rolfe, Travis Nelson and Michael Recht, each of who was an employee or partner of TowerBrook as of February 3, 2018, do not directly hold any equity awards, whether in the form of restricted shares or RSUs.
(2)	Mr. Rahamim and Ms. Hansen hold restricted shares, which were converted in connection with the IPO as described in further detail above.
(3)	This award of restricted shares is scheduled to vest in installments of approximately 52,474 shares on the 8th day of May in each year through May 8, 2020.
(4)	This award of restricted shares is scheduled to vest in installments of approximately 17,492 shares on the 8th day of May in each year through May 8, 2020.
(5)	This award of RSUs is scheduled to vest on June 14, 2018.
(6)	This award of RSUs is scheduled to vest on March 14, 2018.
(7)	This award of RSUs is scheduled to vest on August 14, 2018.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth information regarding the compensation paid to, awarded to, or earned by our President and Chief Executive Officer and our two other most highly compensated executive officers for services rendered in all capacities during the years ended January 28, 2017, and February 3, 2018. The 2017 fiscal year was 53 weeks, which resulted in higher amounts for earned salary and other recurring payments, as compared to annual amounts (i.e., assuming a 52 week calendar year).

Name and Principal Position	Fiscal Year	Salary(1)		Bonus(2)		Non-Equity Incentive Plan Compensation(3)		All Other Compensation(4)		Total
Paula Bennett Former President and Chief Executive Officer	2017 2016	$ $	805,385 729,616	$ $	0 0	$ $	636,898 1,019,918	$ $	29,512 27,415	$ $	1,471,795 1,776,949

Joann Fielder Executive Vice President, Chief Merchandising and Creative Officer	2017 2016	$ $	628,847 596,154	$ $	0 0	$ $	298,418 500,013	$ $	8,106 3,998	$ $	935,371 1,100,165

David Biese Executive Vice President, Chief Financial and Operating Officer	2017 2016	$ $	474,920 421,397	$ $	150,000 0	$ $	169,017 266,151	$ $	7,764 4,004	$ $	801,701 691,552

(1)	Amounts set forth in the Salary column reflect the amount actually paid to each named executive for fiscal years 2016 and 2017 and includes the effect of any mid-year adjustments to their base salaries, if applicable. As of the end of fiscal year 2017, the annual base salary rates for Ms. Bennett, Ms. Fielder, and Mr. Biese were $800,000, $620,000, and $470,000, respectively.

(2)	A discretionary transaction bonus was paid to Mr. Biese related to the IPO that was completed on March 9, 2017.

(3)	Amounts set forth in the Non-Equity Incentive Plan Compensation column for fiscal year 2016 represent cash bonuses paid to each of our named executive officers pursuant to the Company’s Annual Incentive Plan for such year, which bonuses were determined based on the Company’s EBITDA (adjusted to reflect the payment of such bonuses, which is referred to herein as the “adjusted EBITDA”). In fiscal year 2016, the Company achieved an adjusted EBITDA of $110.5 million (which exceeded the adjusted EBITDA target by approximately $5.5 million, resulting in a multiplier of approximately 1.3979x), and the cash bonuses to each of our named executive officers were paid in April 2017.

The Company’s Annual Incentive Plan for fiscal year 2017 was also measured based on the Company’s adjusted EBITDA. Threshold and target adjusted EBITDA performance goals were established along with their corresponding payout opportunities. To the extent that actual adjusted EBITDA exceeds the target performance goal the payout for fiscal year 2017 is capped at a payout multiplier of 2.0x. The annual target bonus (as a % of base salary) for each of Mses. Bennett and Fielder and Mr. Biese under the Company’s Annual Incentive Plan for fiscal year 2017 was 100%, 60% and 45%, respectively. The following table outlines the adjusted EBITDA performance objectives and the payout multiplier for fiscal year 2017:

	Below Threshold	Threshold	Above Threshold but Below Target	Target	Above Target
Adjusted EBITDA	< $104.6 million	$104.6 million	>$104.6 million, but < $116.1 million	$116.1 million	> $116.1 million

Payout Multiplier / Bonus Pool Increment	No payout	0.5x	$0.24 added to the bonus pool for every $1.00 of adjusted EBITDA generated	1.0x	$0.30 added to the bonus pool for every $1.00 of adjusted EBITDA generated

In fiscal year 2017, the Company achieved an adjusted EBITDA of $111.1 million (which exceeded the adjusted EBITDA threshold by approximately $6.5 million, resulting in a multiplier of approximately 0.8062 x). The cash bonuses to each of our named executive officers were paid in March 2018. The amount payable in respect of the bonuses was calculated using the actual 52-week annual base salary, which accounts for mid-year adjustments.

(4)	Amounts shown in the All Other Compensation column for fiscal year 2017 represent the following:

	401(k) Matching Contributions	Car Allowance
Paula Bennett	$7,700	$21,812
Joann Fielder	$8,106	$0
David Biese	$7,764	$0

Employment Agreements

We have entered into employment agreements with each of our named executive officers. In addition to customary terms and provisions, the employment agreements set forth the annual base salary, target bonus percentage, equity grants, terms of severance and eligibility for employee benefits.

Employment Agreement with Paula Bennett, our Former President and Chief Executive Officer

In connection with our IPO, we and certain other parties entered into an amended and restated employment agreement, which became effective on March 14, 2017 (the date of the closing of our IPO), with Paula Bennett to continue to serve as President and Chief Executive Officer of the Company, until such time as either Ms. Bennett or we terminated Ms. Bennett’s employment. The agreement contemplated that upon the hiring of a new President, Ms. Bennett would no longer serve as President of the Company, but would remain its Chief Executive Officer. The employment agreement further provided that Ms. Bennett would serve as the senior-most executive officer of the Company and that she would be nominated as a member of, and would report directly to, the Company’s Board of Directors.

Ms. Bennett’s employment agreement provided for an annual base salary of no less than $735,000, subject to an increase to $800,000 effective as of March 26, 2017 (as such annual base salary may have been further increased (but not decreased) from time to time), a target bonus of 100% of Ms. Bennett’s annual base salary based on achievement of performance targets, and eligibility to participate in, and receive grants of equity awards, under the Company’s long term incentive programs (including the 2017 Plan). The employment agreement provided that Ms. Bennett would be entitled to (i) participate in all of our benefit plans and programs (including four weeks of vacation), (ii) indemnification and director and officer liability insurance protection, and (iii) reimbursement of up to $15,000 in legal fees incurred in connection with the negotiation of the amended and restated employment agreement.

The employment agreement for Ms. Bennett included confidentiality and assignment of intellectual property provisions, an 18-month post-employment prohibition on competition, and a 24-month post-employment prohibition on solicitation of employees or contract workers with whom Ms. Bennett had material business contact during the course of her employment.

The employment agreement provided that Ms. Bennett would be entitled to severance upon certain terminations of employment, as described below under “Potential Payments Upon Termination of Employment or Change in Control.”

Ms. Bennett served as our President and Chief Executive Officer through her retirement on April 14, 2018.

Employment Agreement with Joann Fielder, our Chief Merchandising and Creative Officer

We are party to an employment agreement, which became effective on May 8, 2015, with Joann Fielder to serve as Senior Vice President, Chief Creative Officer for an initial five-year term (i.e., through May 8, 2020), which term extends automatically for consecutive one-year periods unless either we or Ms. Fielder provides at least 90 days’ notice of non-renewal prior to the expiration of the initial or any renewal term. The employment agreement provides that Ms. Fielder will report to the Chief Executive Officer. In connection with her promotion to Executive Vice President, Chief Merchandising and Creative Officer, Ms. Fielder’s employment agreement was amended on July 27, 2015, to reflect an increase in salary and target bonus opportunity, and an additional grant of equity awards.

Pursuant to the terms of her employment agreement, as amended, Ms. Fielder is entitled to a base salary of no less than $575,000 per year (as may be increased (but not decreased) from time to time) and a target bonus of 60% of her annual base salary based on achievement of performance targets. The employment agreement provides that Ms. Fielder is entitled to participate in all of our benefit plans and programs.

Ms. Fielder’s employment agreement includes customary terms and conditions, including confidentiality and assignment of intellectual property provisions, a 12-month post-employment prohibition on competition, a 12-month post-employment prohibition on solicitation of customers, and a 12-month post-employment prohibition on solicitation of employees, agents, or contract workers with whom Ms. Fielder had material business contact during the course of her employment.

Ms. Fielder is also entitled to severance upon certain terminations of employment, as described below under “Potential Payments Upon Termination of Employment or Change in Control.”

Employment Agreement with David Biese, our Executive Vice President, Chief Financial and Operating Officer

We are party to an employment agreement, which became effective on May 8, 2015, with David Biese to serve as Senior Vice President, Chief Financial Officer for an initial five-year term (i.e., through May 8, 2020), which term extends automatically for consecutive one-year periods unless either we or Mr. Biese provides at least 90 days’ notice of non-renewal prior to the expiration of the initial or any renewal term. The employment agreement provides that Mr. Biese will report to the Chief Executive Officer. In February 2018 Mr. Biese was appointed as our Executive Vice President, Chief Financial and Operating Officer.

Pursuant to the terms his employment agreement, Mr. Biese was entitled to a base salary of no less than $423,225, (as may be increased (but not decreased) from time to time) and a target bonus of 45% of his annual base salary based on achievement of performance targets. The employment agreement provides that Mr. Biese is entitled to participate in all of our benefit plans and programs.

Mr. Biese’s employment agreement includes customary terms and conditions, including confidentiality and assignment of intellectual property provisions, a six-month post-employment prohibition on competition against any businesses of Sycamore Partners or any of its affiliates or portfolio companies or Golden Gate Capital or any of its affiliates or portfolio companies (i.e., predecessor owners), a 12-month post-employment prohibition on solicitation of customers, and a 12-month post-employment prohibition on solicitation of employees, agents, or contract workers with whom Mr. Biese had material business contact during the course of his employment.

Mr. Biese is also entitled to severance upon certain terminations of employment, as described below under “Potential Payments Upon Termination of Employment or Change in Control.”

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about the outstanding equity awards held by our named executive officers as of February 3, 2018.

Name	Number of Restricted Shares that have not Vested(1)		Market Value of Restricted Shares(5)
Paula Bennett	653,013	(2)	$5,341,646
Joann Fielder	196,780	(3)	$1,609,660
David Biese	157,428	(4)	$1,287,761

(1)	All equity awards granted to our named executive officers were originally in the form of Common Interests, which were profits interests granted on May 8, 2015, in connection with the acquisition of our business by investment funds affiliated with TowerBrook. In connection with the IPO, Topco was liquidated and a distribution was made to each of our named executive officers in respect of his or her Common Interests consisting of (i) fully vested Shares and (ii) restricted shares subject to vesting conditions consistent with the schedule previously applicable to the Common Interests. These restricted shares are reported in the above table.
(2)	As of February 3, 2018, this award was scheduled to vest in installments of approximately 23,322 shares on the eighth day of each successive month through May 8, 2020. On October 23, 2015, Ms. Bennett transferred all of her Common Interests (now restricted shares) to BNY Mellon Trust of Delaware, in its capacity as trustee to the Paula L. Bennett 2015 Family Trust.
(3)	This award is scheduled to vest in installments of approximately 7,288 shares on the last day of each successive month through April 30, 2020.
(4)	This award is scheduled to vest in installments of approximately 5,830 shares on the last day of each successive month through April 30, 2020.
(5)	The market value of the restricted shares shown above is based on the $8.18 closing market price of our common stock on February 3, 2018.

Retirement Benefits

We sponsor a 401(k) plan, which is a qualified retirement plan offered to all eligible employees, including our named executive officers, and which permits eligible employees to elect to defer a portion of their compensation on a pre-tax basis. Pursuant to the terms of the 401(k) plan, we provide a company match of 50% of a named executive’s contributions to the plan, up to a maximum of 6% of such executive’s eligible annual compensation. We do not maintain any defined benefit pension plans or any nonqualified deferred compensation plans.

Potential Payments Upon Termination of Employment or Change in Control

Paula Bennett

Mandatory Retirement (termination without “cause”) and/or “Good Reason” Resignation: Ms. Bennett’s employment agreement provided that, upon a termination of employment by us without “cause” (referred to in Ms. Bennett’s employment agreement as a “mandatory retirement”) or a resignation by Ms. Bennett for “good reason,” then upon the execution of an irrevocable release of claims and continued material compliance with the terms of the restrictive covenants set forth in her employment agreement, Ms. Bennett would be entitled to receive the following:

•	Payment of any accrued benefits including accrued base salary, benefits, reimbursement of business expenses through the date of termination as well as payment of the unpaid annual bonus for the year preceding the year of termination (except in the event of a termination for “cause”), continued indemnification, and continued right to director & officer liability insurance coverage for a period of six years following such termination of employment, which are collectively referred to herein as “accrued benefits”;

•	An annual bonus for the year of termination (without proration) based on actual results (with any personal non-financial performance goals deemed achieved at 100%), payable at the time annual bonuses are paid to active employees; and

•	Full acceleration of any then-unvested restricted shares; and

if such termination of employment were to occur prior to September 14, 2019:

•	Base salary continuation for a period of 18 months following the date of termination; and

•	Medical and dental coverage continuation for 18 months following the date of termination with the costs of the premiums shared in the same proportion as before the termination of Ms. Bennett’s employment (unless such coverage is otherwise obtained through a new employer).

If the severance payments and vesting described above would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to Ms. Bennett under Section 4999 of the Code, the payments and vesting would be reduced to the extent that such reduction would leave Ms. Bennett with a greater after-tax amount.

Voluntary Retirement: Ms. Bennett’s employment agreement provided that, if Ms. Bennett voluntarily resigned without “good reason” upon at least six months’ notice or such shorter period as mutually agreed between Ms. Bennett and our Board of Directors, with any such resignation to become effective on or after September 14, 2019 (defined in Ms. Bennett’s employment agreement as a “voluntary retirement”), then upon the execution of an irrevocable release of claims, Ms. Bennett would have been entitled to receive the following:

•	Accrued benefits; and

•	An annual bonus for the year of termination (prorated for the number of days of employment through such year) based on actual results (with any personal non-financial performance goals deemed achieved at 100%), payable at the time annual bonuses are paid to active employees.

Death or Disability: Ms. Bennett’s employment agreement provided that, upon a termination of employment resulting from Ms. Bennett’s death or disability, in addition to accrued benefits, Ms. Bennett would be entitled to full acceleration of any then-unvested restricted shares.

All other terminations of employment: Ms. Bennett’s employment agreement provided that, upon any other termination of employment, including a resignation without “good reason” that did not qualify as a voluntary retirement, Ms. Bennett would be entitled only to accrued benefits (except that, if Ms. Bennett were terminated for “cause,” she would not be entitled to any unpaid annual bonus for the year preceding such termination of employment for “cause”).

Joann Fielder and David Biese

Termination without “Cause” and/or “Good Reason” Resignation: The Company’s respective employment agreements with Mr. Biese and Ms. Fielder provide that, upon a termination of employment by us without “cause” or a resignation by either Mr. Biese or Ms. Fielder for “good reason,” then upon the execution of an irrevocable release of claims and continued compliance with the terms of the restrictive covenants set forth in his or her respective employment agreement, Mr. Biese or Ms. Fielder, as applicable, shall be entitled to:

•	Payment of any accrued benefits including accrued base salary, benefits and reimbursement of business expenses due through the date of termination;

•	Base salary continuation for a period of 12 months following the date of termination; and, for Mr. Biese only, an annual bonus for the year of termination based on actual results for the entire year, payable at the time annual bonuses are paid to active employees and prorated for the number of full weeks of employment in the year of termination;

•	Medical and dental coverage continuation for 12 months following the date of termination with the costs of the premiums shared in the same proportion as before the termination of such executive’s employment (unless such coverage is otherwise obtained through a new employer); and

•	If such termination occurs within 12 months following a change in control, full acceleration of any then-unvested restricted shares.

If the severance payments and vesting described above would be a “parachute payment” resulting in a lost tax deduction for the Company under Section 280G of the Code and excise tax to the executive under Section 4999 of the Code, such payments and vesting would be reduced to the extent necessary to avoid the imposition of any excise tax or loss in tax deduction.

Resignation without “Good Reason” (Mr. Biese only). Mr Biese’s employment agreement provides that, if Mr. Biese has given at least 90 days’ prior written notice of his intent to resign without “good reason” and that he continues to provide services to us through such period (or such shorter period as mutually agreed to by our Board of Directors and Mr. Biese), then upon the execution of an irrevocable release of claims and continued compliance with the terms of the restrictive covenants set forth in his employment agreement, Mr. Biese shall be entitled to:

•	Payments of any accrued benefits including accrued base salary, benefits and reimbursement of business expenses due through the date of termination; and

•	An annual bonus for the year of termination based on actual results for the entire year, payable at the time annual bonuses are paid to active employees and prorated for the number of full weeks of employment in the year of termination.

All other terminations of employment: Mr Biese’s employment agreement provides that, upon any other termination of employment, and except as set forth above, Mr. Biese or Ms. Fielder, as applicable, will be entitled only to accrued base salary and benefits through the date of termination.

Definitions of “Cause” and “Good Reason”

Ms. Bennett’s employment agreement defined “cause” generally as her (i) willful breach of certain provisions of the restrictive covenants contained in her employment agreement; (ii) willful failure to follow a lawful directive of our Board of Directors; (iii) willful or gross neglect in the performance or nonperformance of any of her duties or responsibilities; (iv) dishonesty with respect to any material matter arising in the performance of her duties that results in material injury to our financial condition or reputation, or fraud or willful misconduct in connection with her duties; (v) use of alcohol or drugs in a manner that materially interferes with the performance of her duties; or (vi) conviction or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony. For purposes of Mr. Biese’s and Ms. Fielder’s employment agreements, “cause” generally means such executive’s (i) breach of any material provisions of his or her employment agreement; (ii) failure to follow a lawful directive of his or her reporting officer; (iii) negligence in the performance or nonperformance of any of his or her duties or responsibilities; (iv) dishonesty, fraud, or willful misconduct with respect to our business or affairs; (v) conviction of or plea of no contest to any misdemeanor involving theft, fraud, dishonesty, or act of moral turpitude or to any felony; or (vi) use of alcohol or drugs in a manner that materially interferes with the performance of his or her duties.

Ms. Bennett’s employment agreement defined “good reason” generally as (i) a material reduction in her duties and responsibilities (other than in respect of her removal as President following the hiring of an individual with such title); (ii) her removal as Chief Executive Officer (or President, if applicable) or as a member of our Board of Directors or, in connection with any term expiration, failure to elect or reelect her as a member of our Board of Directors; (iii) a reduction in her base salary or target annual bonus; (iv) her ceasing to serve as the senior-most executive officer of the Company or of Jill Acquisition, LLC (or any entity that directly or indirectly owns 100% of Jill Acquisition, LLC’s securities and/or assets); (v) a change in reporting structure such that Ms. Bennett no longer reports to our Board of Directors; (vi) the failure of any executive officer to report directly to Ms. Bennett (other than the chief legal/compliance officer, which reports to our Board of Directors on a dotted line basis); (vii) a material breach of her Common Interests award agreement (as amended in connection with the IPO to, without limitation, reflect the conversion of such Common Interests into restricted shares as described in further details above under “—Outstanding Equity Awards at Fiscal Year-End”); or (viii) the relocation of Ms. Bennett’s work location outside of the Quincy, Massachusetts area. For purposes of Mr. Biese’s and Ms. Fielder’s employment agreements, “good reason” generally means (i) a reduction in such executive’s title below the level of Senior Vice President or Executive Vice President, as applicable; (ii) a material reduction in his or her base salary; or (iii) a relocation of their principal work location outside of the Quincy, Massachusetts area.

Estimated Payments Upon Termination of Employment or Change in Control

The description below shows the severance payments and benefits that each named executive officer would, if applicable, have received had his or her employment been terminated, (1) due to his or her resignation without “good reason” or (2) by us without “cause” (including, for Ms. Bennett, a “mandatory retirement”) or pursuant to a resignation with “good reason,” whether prior to or following a “change in control.” The amounts are calculated as if the date of termination and, as applicable, the change in control, occurred on February 3, 2018.

Paula Bennett

•	Mandatory Retirement (termination without “cause”) and/or “Good Reason” Resignation: $7,196,684, which represents the sum of (w) $1,200,000 in base salary continuation for a period of 18 months following the date of termination, (x) $18,140 in continued medical and dental coverage for a period of 18 months following the date of termination, (y) $636,898 as an annual bonus for the year of termination based on actual results, and (z) $5,341,646 in respect of the acceleration of her then-unvested restricted shares.

•	Other Terminations: In the event of a termination of employment due to a voluntary retirement, Ms. Bennett would have been entitled to $636,898, as an annual bonus for the year of termination based on actual results. In the event of a termination of employment due to Ms. Bennett’s death or disability, she would have been entitled to $5,341,646 in respect of the acceleration of her then-unvested restricted shares.

Joann Fielder

•	Termination without “Cause” and/or “Good Reason” Resignation: $637,688, which represents the sum of (x) $620,000 in base salary continuation for a period of 12 months following the date of termination and (y) $17,688 in continued medical and dental coverage for a period of 12 months following the date of termination. In the event that such termination were to occur within 12 months following a change in control, Ms. Fielder would be entitled to an additional $1,609,660 in respect of the acceleration of her then-unvested restricted shares.

David Biese

•	Termination without “Cause” and/or “Good Reason” Resignation: $656,705, which represents the sum of (x) $470,000 in base salary continuation for a period of 12 months following the date of termination, (y) $17,688 in continued medical and dental coverage for a period of 12 months following the date of termination, and (z) $169,017 as an annual bonus for the year of termination based on actual results and prorated for the number of full weeks of employment through February 3, 2018 (i.e., 52 weeks). In the event that such termination were to occur within 12 months following a change in control, Mr. Biese would be entitled to an additional $1,287,761 in respect of the acceleration of his then-unvested restricted shares.

•	Resignation without “Good Reason”: $169,017 as an annual bonus for the year of termination based on actual results and prorated for the number of full weeks of employment through February 3, 2018 (i.e. 52 weeks).

A change in control, as defined in the 2017 Plan and the employment and equity arrangements, generally means (i) the acquisition by any person of beneficial ownership of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of common stock of the Company or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, but excluding acquisitions by the Company, TI IV and its permitted transferees or any of their respective affiliates or by any employee benefit plan sponsored by the Company or any of its affiliates, (ii) a change in the composition of our Board of Directors such that members of our Board of Directors during any consecutive 12-month period cease to constitute a majority of our Board of Directors, (iii) the approval by the shareholders of the Company of a plan of complete dissolution or liquidation of the Company, or (iv) the consummation of a reorganization, recapitalization, merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an affiliate of the Company, unless immediately following such transaction.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors, including our Audit Committee, has selected PricewaterhouseCoopers LLP (“PwC”), Boston, Massachusetts, as our independent registered public accounting firm for the fiscal year ending February 2, 2019, and recommends that our stockholders vote to ratify this appointment. If our stockholders ratify this appointment, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it believes that doing so would be in the best interests of our stockholders. If our stockholders do not ratify this appointment, our Audit Committee may reconsider, but might not change, its appointment.

PwC has audited our annual financial statements or those of our predecessor, Jill Intermediate LLC, since 2009. A representative of PwC is expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and is expected to be available to respond to appropriate questions.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under the policy, the Audit Committee must give prior approval for any amount or type of service within four categories—audit, audit-related, tax services or, to the extent permitted by law, other services—that the independent auditor provides. Prior to the annual engagement, the Audit Committee may grant general pre-approval for independent auditor services within these four categories. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval and, in those instances, such service will require separate pre-approval by the Audit Committee if it is to be provided by the independent auditor. For any pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence, whether the auditor is best-positioned to provide the most cost-effective and efficient service and whether the service might enhance our ability to manage or control risk or improve audit quality. The Audit Committee may delegate to one or more of its members authority to approve a request for pre-approval, provided the member reports any approval so given to the Audit Committee at its next scheduled meeting. All fees incurred subsequent to our IPO were pre-approved by the Audit Committee.

The following table summarizes the aggregate fees billed for professional services rendered by PwC to us for the fiscal years ended January 28, 2017 and February 3, 2018. A description of these various fees and services follows the table.

Name	Fiscal 2016	Fiscal 2017
Audit Fees	$2,467,363	$1,769,816
Audit-Related Fees	—	$80,000
Tax Fees	$120,000	—
All Other Fees	—	—
Total	$2,587,363	$1,849,816

Audit Fees

The aggregate fees billed to us by PwC in fiscal 2016 and fiscal 2017 reflected as audit fees above consist of fees billed related to the audit of our annual consolidated financial statements included in our annual report on Form 10-K and the review of our quarterly consolidated financial statements included in our quarterly reports on Form 10-Q.

Audit-Related Fees

The aggregate fees billed to us by PwC in fiscal 2017 reflected as audit-related fees above consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.” These services include accounting consultations concerning financial accounting and reporting standards.

Vote Required

Approval of the ratification of the appointment of PwC as our independent registered public accounting firm requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are present or represented at the Annual Meeting. Abstentions will be counted for purposes of determining the number of shares present or represented at the Annual Meeting and, accordingly will affect the outcome of this proposal.

Our Board of Directors unanimously recommends that stockholders vote FOR the ratification of the appointment of PwC as our independent registered public accounting firm for the fiscal year ending February 2, 2019.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed with management the audited financial statements for the year ended February 3, 2018, (2) discussed with PwC, our independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 61, as adopted by the Public Company Accounting Oversight Board, and (3) received the written disclosures and the letter from PwC concerning applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2018, which is filed with the SEC.

Our Board of Directors has determined that Messrs. Eck, Scully and Nelson are independent within the meaning of the NYSE listing rules and meet the additional requirements for independence for Audit Committee members imposed by Rule 10A-3 under the Exchange Act (collectively, the “Audit Committee Independence Requirements”). As a result, our Audit Committee is composed entirely of directors who are independent within the meaning of the NYSE listing rules and meet the Audit Committee Independence Requirements. Our Board of Directors has determined that Mr. Eck qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available under Governance Documents in the Investor Relations—Corporate Governance section of our website at www.jjill.com.

PwC is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The Audit Committee’s responsibility is to monitor, evaluate and oversee these processes. The Audit Committee members are not our employees, and are not professional accountants or auditors. The Audit Committee’s primary purpose is to assist our Board of Directors to fulfill its oversight responsibilities by reviewing the financial information provided to stockholders and others, the systems of internal controls that management has established to preserve the Company’s assets and the audit process. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures or to determine that our financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. The Audit Committee has reviewed and discussed the audited financial statements with management. In giving the Audit Committee’s recommendation to our Board, it has relied on management’s representations that the consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accounting firm, PwC, included in its report on our consolidated financial statements.

PwC has served as our independent registered public accounting firm or the independent registered public accounting firm of our predecessor, Jill Intermediate LLC, since 2009.

THE AUDIT COMMITTEE OF
THE BOARD OF DIRECTORS
Michael Eck
Travis Nelson
James Scully

PROPOSAL THREE

APPROVAL OF AMENDMENT TO THE J.JILL, INC. 2017 OMNIBUS EQUITY INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE 2017 PLAN

We are seeking the approval by our stockholders of an amendment to the 2017 Plan to (i) increase the number of shares authorized for issuance under the 2017 Plan by an additional 2,000,000 shares (the “2017 Plan Amendment”) and (ii) add new clauses (aa) and (bb) to Section 15 of the Plan which provide that to the extent an award agreement includes a prohibition against disclosing confidential information or similar restrictive covenants (including prohibitions against disclosure of trade secrets), such provision(s) shall not prohibit the recipient of the equity award from making reports of possible violation of federal law or rules or regulation to any governmental agency or entity in accordance with any whistleblower protection provisions including, without limitation, Section 21F of the Securities Exchange Act of 1934, Section 806 of the Sarbanes-Oxley Act of 2002, or the Defend Trade Secrets Act. Prior to our Annual Meeting, our Board of Directors adopted, subject to shareholder approval, the 2017 Plan Amendment. A copy of the 2017 Plan, as amended by the 2017 Plan Amendment, is attached to this proxy statement as Appendix A.

The 2017 Plan currently limits the aggregate number of shares of our common stock that may be delivered pursuant to all awards granted under the 2017 Plan to 2,237,303. The proposed 2017 Plan Amendment would increase this limit by an additional 2,000,000 shares so that the new aggregate share limit under the 2017 Plan would be 4,237,303 shares.

As of April 10, 2018, a total of 504,760 shares of our common stock remained available for future issuance under the 2017 Plan and 1,721,287 shares of our common stock were subject to outstanding awards under the 2017 Plan. The 2017 Plan Amendment would increase the reserved shares of common stock by 2,000,000 shares. The closing price of common stock as of April 20, 2018 was $5.11 per share, as reported by the NYSE. If our stockholders approve the 2017 Plan Amendment, the increase in share limits will be effective as of June 7, 2018. If our stockholders do not approve the 2017 Plan Amendment, the 2017 Plan will remain in effect in its current form and with the current share reserve limitations.

Reasons Why You Should Vote in Favor of this Proposal

Our Board of Directors recommends a vote FOR the approval of the 2017 Plan Amendment because it believes that the 2017 Plan Amendment is in the best interests of the Company and its stockholders for the following reasons:

•	Attracts and retains talent. Talented executives and employees are essential to executing our business strategies. The purpose of the 2017 Plan is to promote the success of the Company by giving the Company a competitive edge in attracting, retaining and motivating key personnel and providing participants with a plan that provides incentives directly related to increases in the value of the Company.

•	Aligns director, employee and stockholder interests. We currently provide long-term incentives primarily by (i) compensating participants with equity awards, including incentive compensation awards measured by reference to the value of the Company’s equity, (ii) rewarding such participants for the achievement of performance targets with respect to a specified performance period and (iii) motivating such participants by giving them opportunities to receive awards directly related to such performance. If the 2017 Plan Amendment is approved, we will be able to maintain our means of aligning the interests of key personnel with the interests of our stockholders.

If this proposal is not approved by our stockholders, and as a consequence we are unable to continue to make equity grants at competitive levels, our Board of Directors believes that our ability to hire and retain highly qualified personnel and our ability to manage future growth will be negatively affected.

Summary of Sound Governance Features of the 2017 Plan

Our Board of Directors believes the 2017 Plan contains several features that are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

No “evergreen” provision. The number of shares of our common stock available for issuance under the 2017 Plan is fixed and not subject to automatic annual increase based upon the number of shares outstanding.

Will not be excessively dilutive to our stockholders. Subject to adjustment, the maximum number of shares of our common stock authorized and reserved for issuance under the 2017 Plan will increase from 2,237,303 to 4,237,303, which reflects 9.7% of our common shares outstanding.

No liberal change in control definition. The change in control definition in the 2017 Plan is not a “liberal” definition and, for example, would not be achieved merely upon stockholder approval of a transaction. A change in control (or the approval of a plan of complete dissolution or liquidation) must actually occur in order for the change in control provisions in the 2017 Plan to be triggered.

No dividends on unearned awards. The 2017 Plan prohibits the current payment of dividends or dividend equivalent rights on unearned awards subject to time- or performance-based vesting.

No repricing without stockholder approval. The 2017 Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval.

Summary of 2017 Plan

The following is a summary of certain terms and conditions of the 2017 Plan, as amended by the 2017 Plan Amendment. This summary is qualified in its entirety by reference to the 2017 Plan attached as Appendix A. You are encouraged to read the full 2017 Plan.

Administration. The compensation committee of our Board of Directors (or subcommittee thereof, if necessary for Section 162(m) of the Code) (the “Compensation Committee”) administers the 2017 Plan. The Compensation Committee has the authority to determine the terms and conditions of any agreements evidencing any awards granted under the 2017 Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2017 Plan. The Compensation Committee has full discretion to administer and interpret the 2017 Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any current or prospective employees, directors, officers, consultants or advisors of the Company or its affiliates who are selected by the Compensation Committee will be eligible for awards under the 2017 Plan. The Compensation Committee has the sole and complete authority to determine who will be granted an award under the 2017 Plan. As of February 3, 2018, approximately 3,780 employees and outside directors were eligible to participate in the Plan.

Number of Shares Authorized. The 2017 Plan, as amended by the 2017 Plan Amendment, provides for an aggregate of 4,237,303 shares of our common stock. No more than 4,237,303 shares of our common stock may be issued with respect to incentive stock options under the 2017 Plan. No participant may be granted awards of options and stock appreciation rights with respect to more than 570,000 shares of our common stock in any 12-month period. No more than 570,000 shares of our common stock may be granted under the 2017 Plan with respect to any performance compensation awards to any participant during a performance period (or with respect to each year if the performance period is more than one year). The maximum amount payable to any participant under the 2017 Plan for any single year during a performance period (or with respect to each single year in the event a performance period extends beyond a single year) for a cash denominated award that is intended to qualify as performance-based compensation under Section 162(m) of the Code is $5,000,000. The maximum grant date fair value of cash and equity awards that may be awarded to a non-employee director under the 2017 Plan during any one fiscal year is $300,000. If any award granted under the 2017 Plan expires, terminates, or is canceled or forfeited without being settled or exercised, or if a stock appreciation right is settled in cash or otherwise without the issuance of shares, shares of our common stock subject to such award will again be made available for future grants. In addition, if any shares are surrendered or tendered to pay the exercise price of an award or to satisfy withholding taxes owed, such shares will again be available for grants under the 2017 Plan.

Change in Capitalization. If there is a change in our capitalization in the event of a stock or extraordinary cash dividend, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, split-off, spin-off, combination, repurchase or exchange of shares of our common stock or other relevant change in capitalization or applicable law or circumstances, such that the Compensation Committee determines that an adjustment to the terms of the 2017 Plan (or awards thereunder) is necessary or appropriate, then the Compensation Committee shall make adjustments in a manner that it deems equitable. Such adjustments may be to the number of shares reserved for issuance under the 2017 Plan, the number of shares covered by awards then outstanding under the 2017 Plan, the limitations on awards under the 2017 Plan, or the exercise price of outstanding options, or such other equitable substitution or adjustments as it may determine appropriate.

Awards Available for Grant. The Compensation Committee may grant awards of non-qualified stock options, incentive (qualified) stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards (including cash bonus awards), other cash-based awards or any combination of the foregoing. Awards may be granted under the 2017 Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines, which are referred to herein as “Substitute Awards.”

Stock Options. The Compensation Committee is authorized to grant options to purchase shares of our common stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the 2017 Plan shall be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the 2017 Plan will be subject to the terms and conditions established by the Compensation Committee. Under the terms of the 2017 Plan, the exercise price of the options will not be less than the fair market value of our common stock at the time of grant (except with respect to Substitute Awards). Options granted under the 2017 Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the 2017 Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that if the term of a non-qualified option would expire at a time when trading in the shares of our common stock is prohibited by the Company’s insider trading policy, the option’s term shall be extended automatically until the 30th day following the expiration of such prohibition (as long as such extension shall not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent and/or by delivery of shares of our common stock valued at the fair market value at the time the option is exercised, provided that such shares are not subject to any pledge or other security interest, or by such other method as the Compensation Committee may permit in its sole discretion, including (i) by delivery of other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our common stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of common stock will be settled in cash.

Stock Appreciation Rights. The Compensation Committee is authorized to award SARs under the 2017 Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. A SAR is a contractual right that allows a participant to receive, in the form of either cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. An option granted under the 2017 Plan may include SARs, and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs, including with respect to vesting and expiration. Except as otherwise provided by the Compensation Committee (in the case of Substitute Awards or SARs granted in tandem with previously granted options), the strike price per share of our common stock underlying each SAR shall not be less than 100% of the fair market value of such share, determined as of the date of grant and the maximum term of a SAR granted under the 2017 Plan will be ten years from the date of grant. The remaining terms of each grant of SARs shall be established by the Compensation Committee and reflected in the award agreement.

Restricted Stock. The Compensation Committee is authorized to grant restricted stock under the 2017 Plan, which will be subject to the terms and conditions established by the Compensation Committee. Restricted stock is common stock that is generally non-transferable and is subject to other restrictions determined by the Compensation Committee for a specified period. Any accumulated dividends will be payable at the same time that the underlying restricted stock vests.

Restricted Stock Unit Awards. The Compensation Committee is authorized to grant restricted stock unit awards, which will be subject to the terms and conditions established by the Compensation Committee. A restricted stock unit award, once vested, may be settled in a number of shares of our common stock equal to the number of units earned, or in cash equal to the fair market value of the number of shares of our common stock, earned in respect of such restricted stock unit award of units earned, at the election of the Compensation Committee. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee. To the extent provided in an award agreement, the holder of outstanding restricted stock units shall be entitled to be credited with dividend equivalent payments upon the payment by us of dividends on shares of our common stock, either in cash or, at the sole discretion of the Compensation Committee, in shares of our common stock having a fair market value equal to the amount of such dividends, and interest may, at the sole discretion of the Compensation Committee, be credited on the amount of cash dividend equivalents at a rate and subject to such terms as determined by the Compensation Committee, which accumulated dividend equivalents (and interest thereon, if applicable) shall be payable at the same time that the underlying restricted stock units are settled.

Other Stock-Based Awards. The Compensation Committee is authorized to grant awards of unrestricted shares of our common stock, rights to receive grants of awards at a future date or other awards denominated in shares of our common stock under such terms and conditions as the Compensation Committee may determine and as set forth in the applicable award agreement.

Performance Compensation Awards. The Compensation Committee may grant any award under the 2017 Plan in the form of a “Performance Compensation Award” (including cash bonuses) intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code by conditioning the number of shares earned or vested, or any payout, under the award on the satisfaction of certain “Performance Goals.” The Compensation Committee may establish these Performance Goals with reference to one or more of the following:

•	net earnings or net income (before or after taxes);

•	basic or diluted earnings per share (before or after taxes);

•	net revenue or net revenue growth;

•	gross revenue or gross revenue growth, gross profit or gross profit growth;

•	net operating profit (before or after taxes);

•	return measures (including, but not limited to, return on investment, assets, net assets, capital, gross revenue or gross revenue growth, invested capital, equity or sales);

•	cash flow measures (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital), which may but are not required to be measured on a per-share basis;

•	earnings before or after taxes, interest, depreciation, and amortization (including EBIT and EBITDA);

•	gross or net operating margins;

•	productivity ratios;

•	share price (including, but not limited to, growth measures and total shareholder return);

•	expense targets or cost reduction goals, general and administrative expense savings;

•	operating efficiency;

•	objective measures of customer satisfaction;

•	working capital targets;

•	measures of economic value added or other “value creation” metrics;

•	enterprise value;

•	stockholder return;

•	customer retention;

•	competitive market metrics;

•	employee retention;

•	total company comparable sales;

•	objective measures of personal targets, goals or completion of projects (including but not limited to succession and hiring projects, completion of specific acquisitions, reorganizations or other corporate transactions or capital-raising transactions, expansions of specific business operations and meeting divisional or project budgets);

•	system-wide revenues;

•	cost of capital, debt leverage year-end cash position or book value;

•	strategic objectives, development of new product lines and related revenue, sales and margin targets, or international operations; or

•	any combination of the foregoing.

Any Performance Goal elements can be stated as a percentage of another Performance Goal or used on an absolute, relative or adjusted basis to measure the performance of the Company and/or its affiliates or any divisions, operations or business units, product lines, asset classes, brands, or administrative departments or any combination thereof, as the Compensation Committee deems appropriate. Performance Goals may be compared to the performance of a group of comparator companies or a published or special index that the Compensation Committee deems appropriate or stock market indices. The Compensation Committee may provide for accelerated vesting of any award based on the achievement of Performance Goals. Any award that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will be granted, and Performance Goals for such an award will be established, by the Compensation Committee in writing not later than 90 days after the commencement of the performance period to which the Performance Goals relate, or such other period required under Section 162(m) of the Code. Before any payment is made in connection with any award intended to qualify as performance-based compensation under Section 162(m) of the Code, the Compensation Committee must certify in writing that the Performance Goals established with respect to such award have been achieved. In determining the actual amount of an individual participant’s Performance

Compensation Award for a performance period, the Compensation Committee may reduce or eliminate the amount of the Performance Compensation Award earned consistent with Section 162(m) of the Code.

The Compensation Committee may also specify adjustments or modifications (to the extent that it would not result in adverse consequences under Section 162(m) of the Code) to be made to the calculation of a Performance Goal for such performance period, based on and in order to appropriately reflect any of the following events: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) extraordinary nonrecurring items and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year; (vi) acquisitions or divestitures; (vii) any other specific, unusual or nonrecurring events; (viii) foreign exchange gains and losses; (ix) discontinued operations and nonrecurring charges; and (x) a change in our fiscal year.

Unless otherwise provided in the applicable award agreement, a participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that (i) the Performance Goals for such period are achieved and certified by the Compensation Committee; and (ii) all or some of the portion of such participant’s Performance Compensation Award has been earned for the performance period based on the application of the “Performance Formula” (as defined in the 2017 Plan) to such Performance Goals.

Effect of a Change in Control. Unless otherwise provided in an award agreement, or any applicable employment, consulting, change in control, severance or other agreement between a participant and us, in the event of a change in control, if (A) the buyer or successor company has agreed to provide for the substitution, assumption, exchange or other continuation of equity awards granted pursuant to the 2017 Plan, then in the event that a participant’s employment or service is involuntarily terminated other than for cause (and other than due to death or disability) within the 12-month period following a change in control or (B) if the buyer or successor company has not agreed to a provision for the substitution, assumption, exchange or other continuation of equity awards granted pursuant to the 2017 Plan, then, in either case, (i) all then-outstanding options and SARs will become immediately exercisable as of such participant’s date of termination with respect to all of the shares subject to such option or SAR; and/or (ii) the restricted period shall expire as of such participant’s date of termination with respect to all of the then-outstanding shares of restricted stock or restricted stock units (including without limitation a waiver of any applicable Performance Goals); provided that any award whose vesting or exercisability is otherwise subject to the achievement of performance conditions, the portion of such award that shall become fully vested and immediately exercisable shall be based on the assumed achievement of target performance as determined by the Compensation Committee and prorated for the number of days elapsed from the grant date of such award through the date of termination. In addition, the Compensation Committee may in its discretion and upon at least ten days’ notice to the affected persons, cancel any outstanding award and pay the holders, in cash, securities or other property (including of the acquiring or successor company), or any combination thereof, the value of such awards based upon the price per share of our common stock received or to be received by other stockholders of the Company in the event. Notwithstanding the above, the Compensation Committee shall exercise such discretion over the timing or settlement of any award subject to Section 409A of the Code at the time such award is granted.

Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Compensation Committee permits the award to be transferred to a permitted transferee (as defined in the 2017 Plan).

Amendment. The 2017 Plan has a term of ten years. Our Board of Directors may amend, suspend or terminate the 2017 Plan at any time, subject to stockholder approval if necessary to comply with any tax, NYSE or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient.

The Compensation Committee may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary; and provided further that, without stockholder approval, (i) no amendment or modification may reduce the option price of any option or the strike price of any SAR, (ii) the Compensation Committee may not cancel any outstanding option and replace it with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower strike price) or other award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes) and (iii) the Compensation Committee may not take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which our common shares are listed. However, stockholder approval is not required with respect to clauses (i), (ii), and (iii) above with respect to certain adjustments on changes in capitalization. In addition, none of the requirements described in the preceding clauses (i), (ii), and (iii) can be amended without the approval of our stockholders.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant, exercise and vesting of awards under the 2017 Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local or payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon vesting or exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before the later of two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming the holding period is satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes.

No income will be realized by a participant upon grant or vesting of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise, and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same excess amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant or vesting of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture (i.e., the vesting date), the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act). We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant or vesting of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

New Plan Benefits

The Company has not approved any awards that are conditioned upon stockholder approval of the 2017 Plan Amendment. Other than with respect to annual restricted stock unit awards to our non-employee directors, awards under the 2017 Plan Amendment will be determined by our Board of Directors (or committee thereof) in its discretion. It is, therefore, not possible to predict the awards that will be made to particular officers in the future under the 2017 Plan. For information regarding grants made in fiscal 2017 to our named executive officers under the 2017 Plan, see the Summary Compensation Table above.

Vote Required

Approval of the 2017 Plan Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are present or represented at the Annual Meeting. Abstentions will be counted for purposes of determining the number of shares present or represented at the Annual Meeting and, accordingly will affect the outcome of this proposal.

Our Board of Directors unanimously recommends that stockholders vote FOR the 2017 Plan Amendment.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 16, 2018 unless otherwise noted below for the following:

•	each person, or group of affiliated persons, who we know to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The percentage of ownership is based on 43,759,200 shares of common stock outstanding as of April 16, 2018.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares beneficially owned by them, subject to applicable community property laws. Unless otherwise indicated, the address of each person or entity named in the table below is c/o J.Jill, Inc., 4 Batterymarch Park, Quincy, Massachusetts 02169.

5% Stockholders	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Entities affiliated with TowerBrook[1]	25,770,647	58.9%
Named Executive Officers and Directors
Linda Heasley	6,410	—
David Biese[2]	533,758	1.2%
Joann Fielder[3]	682,403	1.6%
Michael Rahamim[4]	244,493	*
Marka Hansen[5]	89,602	*
Travis Nelson	100,000	—
Michael Recht	—	—
Andrew Rolfe	—	—
Michael Eck	27,707	*
James Scully	25,000	*
Paula Bennett[6]	2,279,884	5.2%
All current directors and executive officers as a group	3,989,257	9.1%

*	Represents beneficial ownership of less than 1% of shares outstanding.
[1]	The shares are held directly by TI IV JJill Holdings, LP. The general partner of TI IV JJill Holdings, LP is TI IV JJ GP, LLC. The sole member of TI IV JJ GP, LLC is TowerBrook Investors IV (Onshore), L.P. The general partner of TowerBrook Investors IV (Onshore), L.P. is TowerBrook Investors GP IV, L.P., and its ultimate general partner is TowerBrook Investors, Ltd. The natural persons that have voting or investment power over shares of common stock beneficially owned by TowerBrook Investors GP IV, L.P. and TowerBrook Investors, Ltd. are Neal Moszkowski and Ramez Sousou. The address of each of the entities and natural persons identified in this footnote is c/o TowerBrook Capital Partners L.P., 65 East 55th Street, 19th Floor, New York, New York 10022.
[2]	Of the shares shown, 145,768 shares are subject to vesting in equal monthly installments through April 30, 2020.
[3]	Of the shares shown, 182,204 shares are subject to vesting in equal monthly installments through April 30, 2020.

[4]	Of the shares shown, 157,423 shares are subject to vesting in equal annual installments through May 8, 2020.
[5]	Of the shares shown, 52,474 shares are subject to vesting in equal annual installments through May 8, 2020.
[6]	Ms. Bennett was our President and Chief Executive Officer until her retirement on April 14, 2018. Consists of 468,746 shares of common stock held directly by Ms. Bennett, 435,000 shares of common stock held by the Paula L. Bennett Grantor Retained Annuity Trust and 1,376,138 shares of common stock held by the Paula L. Bennett 2015 Family Trust. BNY Mellon Trust of Delaware is the trustee and Elisabeth St. B. McCarthy is the investment advisor of both the Paula L. Bennett Grantor Retained Annuity Trust and the Paula L. Bennett 2015 Family Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who beneficially own more than 10% of a registered class of our common stock or other equity securities to file with the SEC certain reports of ownership and reports of changes in ownership of our securities. Executive officers, directors and stockholders who hold more than 10% of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). Based solely on a review of this information and written representations from these persons that no other reports were required, we believe that, during the prior fiscal year, all of our executive officers, directors, and to our knowledge, 10% stockholders complied with the filing requirements of Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 28, 2017, to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the sections entitled “Executive Compensation” and “Director Compensation”.

Indemnification arrangements for our named executive officers and directors are described below under “—Indemnification Agreements.”

Policies and Procedures for Related Party Transactions

We have adopted a written Related Person Transaction Policy (the “policy”), which sets forth our policy with respect to the review, approval, ratification and disclosure of all related person transactions by our Audit Committee. In accordance with the policy, our Audit Committee has overall responsibility for the implementation and compliance with the policy.

For purposes of the policy, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and the amount involved exceeded, exceeds or will exceed $120,000 and in which any related person (as defined in the policy) had, has or will have a direct or indirect material interest. A “related person transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation Committee.

The policy requires that notice of a proposed related person transaction be provided to our legal department prior to entering into such transaction. If our legal department determines that such transaction is a related person transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the policy, only our Audit Committee will be permitted to approve those related person transactions that are in, or not inconsistent with, our best interests and the best interests of our stockholders. In the event we become aware of a related person transaction that has not been previously reviewed, approved or ratified under the policy and that is ongoing or is completed, the transaction will be submitted to our Audit Committee so that it may determine whether to ratify, rescind or terminate the related person transaction.

The policy also provides that our Audit Committee will review certain previously approved or ratified related person transactions that are ongoing to determine whether the related person transaction remains in our best interests and the best interests of our stockholders. Additionally, we will make periodic inquiries of directors and executive officers with respect to any potential related person transaction of which they may be a party or of which they may be aware.

Stockholders Agreement

In connection with our initial public offering, on March 14, 2017 we entered into a Stockholders Agreement with TI IV, which, as further described below, contains certain rights for TI IV.

Consent Rights

For so long as TI IV beneficially owns at least 50% of our common stock, TI IV will have prior approval rights over the following transactions:

•	Any increase or decrease in the size of our Board of Directors

•	Any incurrence of indebtedness (other than (i) debt existing as of the date of the Stockholders Agreement or refinancing thereof, (ii) capital leases approved by our Board of Directors and (iii) intercompany debt) in excess of $10.0 million;

•	Any authorization, creation (by way of reclassification, merger, consolidation or otherwise) or issuance of equity securities (including preferred stock) other than issuances (i) pursuant to an equity compensation plan, (ii) by a subsidiary to us or another wholly owned subsidiary or (iii) upon conversion of convertible securities or exercise of options or warrants outstanding as of the date of the Stockholders Agreement or issued in compliance with the Stockholders Agreement;

•	Any redemption or repurchase of our equity securities, other than (i) from any director, officer, independent contractor or employee in connection with the termination of the employment or services of such director, officer or employee as contemplated by the applicable equity compensation plan or award agreement or (ii) pursuant to an offer made pro rata to all stockholders party to the Stockholders’ Agreement;

•	Any material acquisition of the assets or equity interests of any other entity in any single transaction or series of related transactions;

•	Any fundamental changes to the nature of our business that involve the entry into any new line of business;

•	The adoption, approval or issuance of any “poison pill,” stockholder or similar rights plan by us or our subsidiaries or any amendment of such plan;

•	Any amendment, restatement or modification of our certificate of incorporation or by-laws;

•	Any payment or declaration of any dividend or other distribution on any of our equity securities or entering into a recapitalization transaction the primary purpose of which is to pay a dividend, other than dividends required to be made pursuant to the terms of any outstanding preferred stock;

•	Appointment or removal of the chairperson of our Board of Directors;

•	The consummation of a change of control or entry into any contract or agreement the effect of which would be a change of control; and

•	Our or any of our subsidiaries’ entry into any voluntary liquidation, dissolution or commencement of bankruptcy or insolvency proceedings, the adoption of a plan with respect to any of the foregoing or the decision not to oppose any similar proceeding commenced by a third party.

The effect of the Stockholders Agreement will be that TI IV may maintain control over our significant corporate transactions even if it holds less than a majority of our common stock.

Composition of our Board of Directors

The Stockholders Agreement also provides TI IV with certain rights with respect to the designation of directors to serve on our Board of Directors. As set forth in the Stockholder’s Agreement, for so long as TI IV beneficially owns at least 50% of our common stock, it is entitled to designate for nomination a majority of our Board of Directors. When TI IV beneficially owns less than 50% of our common stock but owns at least 10% of our common stock, TI IV is entitled to designate for nomination a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person. When TI IV owns less than 10% of our common stock but owns at least 5% of our common stock, TI IV is entitled to designate for nomination the greater of (i) a number of directors in proportion to its ownership of our common stock, rounded up to the nearest whole person, and (ii) one director.

Registration Rights Agreement

In connection with our initial public offering, we entered into a registration rights agreement on March 14, 2017 that provides TI IV an unlimited number of “demand” registrations and customary “piggyback” registration rights, and provides certain members of our management with customary “piggyback” registration rights. The registration rights agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Services Agreement

We are party to a services agreement with TowerBrook, pursuant to which TowerBrook has performed and will perform management support advisory services, planning and finance services for us. Under the services agreement, we agreed to pay and reimburse reasonable out of pocket expenses to TowerBrook for conducting these advisory services. In fiscal year 2017, we reimbursed TowerBrook $20,802 in relation to these services.

Indemnification Agreements

In connection with our initial public offering, on March 14, 2017 we entered into customary indemnification agreements with our executive officers and directors that provide, in general, that we will provide them with customary indemnification in connection with their service to us or on our behalf.

These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct. These indemnification agreements also require us to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

STOCKHOLDER PROPOSALS

To be considered for inclusion in next year’s proxy statement and form of proxy, stockholder proposals for the 2019 Annual Meeting of Stockholders must be received at our principal executive offices no later than the close of business on March 9, 2019 unless the date of the 2019 Annual Meeting of Stockholders is more than 30 days before or after June 7, 2019 in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials.

For any proposal or director nomination that is not submitted for inclusion in next year’s proxy statement pursuant to the process set forth above, but is instead sought to be presented directly at the 2019 Annual Meeting of Stockholders, stockholders are advised to review our by-laws as they contain requirements with respect to advance notice of stockholder proposals and director nominations. To be timely, the notice must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the prior year’s annual meeting of stockholders. Accordingly, any such stockholder proposal or director nomination must be received between February 7, 2019 and the close of business on March 9, 2019 for the 2019 Annual Meeting of Stockholders. In the event that the 2019 Annual Meeting of Stockholders is convened more than 30 days prior to or delayed by more than 60 days after June 7, 2019, notice by the stockholder, to be timely, must be received no earlier than the 120th day prior to the 2019 Annual Meeting of Stockholders and no later than the later of (1) the 90th day prior to the 2019 Annual Meeting of stockholders and (2) the tenth day following the day on which we notify stockholders of the date of the 2019 Annual Meeting of Stockholders, either by mail or other public disclosure.

All proposals should be sent to our principal executive offices at J.Jill, Inc., Attn: Secretary and General Counsel, 4 Batterymarch Park, Quincy, Massachusetts 02169.

We advise you to review our by-laws for additional stipulations relating to the process for identifying and nominating directors, including advance notice of director nominations and stockholder proposals. Copies of the pertinent by-law provisions are available on request to the Secretary and General Counsel at the address set forth above.

HOUSEHOLDING MATTERS

The SEC has adopted rules that permit companies to deliver a single Notice of Internet Availability or a single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. This means that only one copy of the Annual Report, this Proxy Statement and Notice may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of the Notice of Internet Availability and/or Proxy Statement either now or in the future, please contact our Secretary and General Counsel by mailing a request to Attn: Secretary and General Counsel, 4 Batterymarch Park, Quincy, Massachusetts 02169. Upon written or oral request to the Secretary and General Counsel, we will promptly provide a separate copy of the Annual Report and this Proxy Statement and Notice. In addition, stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy statements may request to receive a single Notice of Internet Availability or a single copy of proxy statements in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended February 3, 2018 as filed with the SEC is accessible free of charge on our website at www.jjill.com under Investor Relations—Financial Information—SEC Filings. The Annual Report on Form 10-K contains our audited consolidated balance sheets and the related consolidated statements of operations and comprehensive income (loss), of members’ equity and of cash flows as of February 3, 2018 and January 28, 2017 and the results of their operations and cash flows for the years ended February 3, 2018 and January 30, 2017 and for the period from May 8, 2015 to January 30, 2016. You can request a copy of our Annual Report on Form 10-K free of charge by sending a written request to J.Jill, Inc., Attn: Secretary and General Counsel, 4 Batterymarch Park, Quincy, Massachusetts 02169. Please include your contact information with the request.

OTHER MATTERS

Other than those matters set forth in this Proxy Statement, we do not know of any additional matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 27, 2018

J.JILL, INC.

ANNUAL MEETING OF STOCKHOLDERS – JUNE 7, 2018

This proxy is solicited by the Board of Directors for use at the J.Jill, Inc. Annual Meeting of Stockholders on June 7, 2018 or any postponement(s) or adjournment(s) thereof.

The undersigned, having read the Notice of Annual Meeting of Stockholders and Proxy Statement dated April 27, 2018, receipt of which is acknowledged hereby, does hereby appoint David Biese and Vijay Moses, and each of them, the attorneys and proxies of the undersigned, each with full power of substitution and revocation, for and in the name of the undersigned, to vote and act at the J.Jill, Inc. Annual Meeting of Stockholders to be held at the Langham Hotel, 250 Franklin Street, Boston, MA 02110 on June 7, 2018 beginning at 9:00 AM EDT and at any postponement(s) or adjournment(s) thereof, with respect to all of the shares of common stock of the undersigned, standing in the name of the undersigned or with respect to which the undersigned is entitled to vote or act, with all of the powers which the undersigned would possess if personally present and acting as set forth on the reverse. These proxies are authorized to vote and act in their discretion upon any other business that may properly come before the Annual Meeting of Stockholders or any postponement(s) or adjournment(s) thereof.

This proxy when properly executed and returned in a timely manner, will be voted in the manner directed on the reverse side. If no direction is made, this proxy will be voted as the Board of Directors recommends to the extent permitted by Delaware law.

1.1	(Continued and to be signed on the reverse side.)	14475

ANNUAL MEETING OF STOCKHOLDERS OF

J.JILL, INC.

June 7, 2018

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/JJill

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

Please detach along perforated line and mail in the envelope provided.

20330300000000001000 2	060718

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

						FOR	AGAINST	ABSTAIN
1. To elect three directors				2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year ending February 2, 2019	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	¡Travis Nelson
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	¡ Marka Hansen ¡ James Scully		3.	To approve an amendment to the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan (the “2017 Plan”) to increase the number of shares authorized for issuance under the 2017 Plan	☐	☐	☐
☐	FOR ALL EXCEPT (See instructions below)

The Board of Directors recommends that you vote FOR the election of each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3. The shares represented by this proxy will be voted as specified herein, or if no choice is specified, such shares will be voted FOR each of the director nominees listed in Proposal 1 and FOR Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting and any postponements or adjournments thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:🌑

If you vote your proxy by Internet, you do NOT need to mail back your proxy card. Your Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

      MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.  ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.